Employment Agreement

This Employment Agreement dated April 15, 2007 (the “Effective Date”), is entered into between Zuma360 Software, Inc., a Delaware Corporation having its offices at 6911 Hayvenhurst Avenue, suite 101, Van Nuys, CA 91406 (“Zuma360”) and Howard Messer, whose residence address is ______________________________________ (“Employee”).

W I T N E S S E T H :

WHEREAS, the Company is primarily engaged in the development and marketing of 3D animation software, and

WHEREAS, the Company desires to avail itself of the Employee’s knowledge and experience and to employ the Employee as its Chief Financial Officer (CFO) on the terms and conditions hereinafter set forth, and

WHEREAS, the Employee desires to be employed by the Company on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:

1.0 Terms of Employment. The Company agrees to employ the Employee as its Chief Financial officer (CFO) or in such other position of comparable status and responsibility as the Company may from time to time direct and/or desire, and the Employee agrees to accept such employment with the Company, for a term commencing as of April 15, 2007 (the “Commencement Date”) and continuing until April 30, 2010 (the “Expiration Date”), unless sooner terminated as provided in this Agreement (the “Employment Period”). As used in this Agreement, the term “Employment Period” shall also include any periods for which this Agreement is renewed pursuant to Section 2 hereof.

2. Renewal.  This Agreement shall be automatically renewable for additional two (2) year periods; provided, that either the Company or the Employee may elect not to renew this Agreement upon written notice to the other party given no less than six (6) months before the Expiration Date or any subsequent extension thereof pursuant to this Section 2.

3.  It is expressly understood by the Employee that the Company is an early development stage company with typical cash-flow deficits and challenging market conditions. Until the Company obtains a total of US$2 million equity investments, timely disbursements of monthly compensation figures outlined in paragraph 5.0 cannot be guaranteed. Such delays shall not be construed as a material breach of this Employment agreement. Employee is therefore allowed to participate in other non-competitive part-time employment ventures until such time as the Company is in a position to afford his full-time employment.

4. Duties.

(a) During the Employment Period, the Employee shall perform such duties and exercise such powers relating to the Company as are commensurate with the office of Chief Financial Officer (CFO) and shall have such other duties and powers as the Board of Directors shall from time to time assign to him, including by way of example but not limitation, duties with respect to any of the Company’s affiliates. As used in this Agreement, the term “Affiliated Companies” shall mean any company (i) of which not less than fifty (50%) percent of the equity is beneficially owned by the Company or (ii) any subsidiary of such company, if any .

(b) During the Employment Period, the Employee shall devote a significant amount of his time and attention during normal business hours and his best efforts and ability to the business of the Company, shall faithfully and diligently perform the duties of his employment with the Company and shall do all actions reasonably in his power to promote, develop and extend the business of the Company.

(c) During the Employment Period, the Employee shall not, except as a representative of the Company or with the written consent of the Company, be directly or indirectly engaged, concerned or interested in the conduct of any other business competing or likely to compete with the Company; provided, that notwithstanding anything contained in this Agreement to the contrary, the Employee shall not be precluded from devoting a reasonable amount of his time to:

              i) serving with the prior written approval of the Company as a director or member of a committee of any organization that does not involve any conflict of interest with the business of the Company;

              ii) Other internet based software and other industry ventures;

              (iii) managing his personal investments; provided, that such activities shall not materially interfere with the Employee’s performance of his duties hereunder;

              (iv) participating in such courses of instruction and rendering such services as shall be consistent with the maintenance of his skills as a management consultant or advisor ; and/or

              (v) civic and charitable activities.

(d) The Employee shall be employed at the offices of the Company located in New York ; provided, that the Employee acknowledges and agrees that the proper performance of his duties may make it necessary to spend reasonable periods of time in other parts of the country.

5. Compensation.

(a) During the Employment Period, the Company shall pay the Employee as compensation for his services under this Agreement a Salary computed in according to the following sliding scale:

a) From the date of signing this contract until the Company obtains its first $200,000 in equity investments: a Salary of US$2500 per month

b) If the equity investment total exceeds US$200,000, the monthly Salary shall be US$4000 per month;

c) If the equity investment total exceeds US$500,000, the monthly Salary shall be US$5000 per month;

d) If the total equity investment total exceeds US$1,500,000, the monthly Salary shall be US$6000

e) If the total equity investment total exceeds US$2,000,000, the monthly Salary shall be US$7000.

Until the Company obtains equity funding in an amount sufficient to trigger the initial threshold noted above, and in the sole opinion of the board of directors is in a cash-flow position that permits the payment of Employee’s compensation as outlined herein, then such Salary amount compensations shall be accrued as outstanding salaries payable.

The Base Compensation shall be payable in equal installments in accordance with the regular payroll procedures established by the Company. On of before November 30 of each fiscal year during the Employment Period commencing with the first fiscal year after the Company has received more than $2,000,000 in equity investments, the Company’s Compensation Committee may consider whether to increase the Employee’s Compensation under this Agreement, based upon the performance of the Company and of the Employee, during the fiscal year then ending with such increase, if granted, taking effect as of the immediately following December 1.

(b).To the extent that as of November 30, 2007, there is an accrual of unpaid Salary on the books of the Company and subject to board approval, then in exchange therefor Employee agrees to exchange such accrued but unpaid Salary for shares of Common Stock of the Company at the then current price per share. You will also be entitled to receive stock options as outlined below in 5 c). These shares shall be restricted and subject to Rule 144 of SEC.

(c) Employee will be granted an option to purchase 697,674 shares of the Company’s Common Stock as of the Effective Date hereof, with the exercise price on the date of grant equal to the then current fair market value as determined by the Board at that meeting (with such fair market value currently anticipated to be $0.05 per share) (the “Option”).

Subject to accelerated vesting provisions set forth herein, the Option shall vest as to 15% of the shares immediately upon signing and the balance of the options shall vest 1/36th  each month, so that all of the shares subject to the Option shall be fully vested and exercisable three (3) years from the date of grant, subject to your continued employment with the Company on the relevant vesting dates.

In all other respects, the Option shall be subject to the terms, definitions and provisions of the Company’s 2007 Stock Option Plan (the “2007 Option Plan”) and the stock option agreement by and between you and the Company, which is incorporated herein by reference.

(d) The Company reserves the right to obtain a Key Man Life insurance policy insuring the life of the employee in such amounts as the board in its sole discretion deems appropriate. The Company will be the sole owner of the policy and will continue to pay the annual premium on the Policy during the period that the Employee continues to serve as an employee of the Company, provided that in the event of the Employee’s death while serving as a full-time employee of the Company, the Company shall be entitled to collect from the death proceeds payable under the Policy.

(e) The Company shall promptly pay or reimburse the Employee for all reasonable expenses incurred by the Employee in the performance of his duties under this Agreement. Such expenses shall be limited to the reasonable out-of-pocket expenses necessarily and actually incurred by the Employee in the performance of his duties as per company policy , provided that (i) the expenses have been detailed on a form acceptable to the Company and submitted to the Company for review and approval and (ii) appropriate supporting documentation is submitted together with the approved expense form.

(f) Employee shall be eligible to participate in the employee benefit plans currently and hereafter maintained by the Company of general applicability to other senior Employees of the Company, to the extent determined by the Compensation Committee, including, without limitation, the Company’s group medical, dental, vision, disability, life insurance, and flexible-spending account plans and vacation policies. The Company reserves the right to cancel or change the benefit plans and programs it offers to its employees at any time.

(g) The Employee shall be entitled to such vacation, personal time and holidays as he is eligible for under the Company’s Employment and Personnel Policy as the same presently exists or may hereinafter be amended.

(h) Performance based Bonus: Subject to Board Approval, the Employee shall be entitled to participate in Incentive Stock Options, Restricted Stock, Stock Appreciation Rights, Restricted Stock Units, Performance Units, Performance Shares and Other Stock Based Awards to be decided from time to time.

The Employee will also be entitled to participate in 2007 SHAREHOLDER RETURN BASED RESTRICTED STOCK UNITS and any other performance related stock option plans similarly made available to Senior Management team of the Company.

6. Disability.

                If during the Employment Period, the Employee shall incur a Total Disability then, subject to the earlier termination of this Agreement or the earlier termination of the disability, the Company shall compensate the Employee as provided below:

                (a) For the month in which the Employee incurs the total disability, and for the following six (6) months of the disability, the Company shall compensate the Employee at a rate equal to his then current Base Compensation.

                (b) If the Employee’s disability shall terminate at any time prior to the expiration of the six (6) month period described in subparagraph (a) of this Section 6, then the Employee shall return to full and active employment with the Company under the terms of this Agreement; provided that if he shall again become disabled within a period of three (3) months after such return, and such disability is related to his original disability, then the Employee shall be deemed to have been continuously disabled from the date he incurred his original disability.

                (c) Upon expiration of the six (6) month period described in subparagraph (b) of this Section 6 without the Employee returning to full and active employment during such period, the employment of the Employee shall terminate, unless an additional leave of absence is granted by the Company, in which event the employment of the Employee shall terminate upon the expiration of the additional leave of absence.

                (d)In the event the Employee shall incur a Partial Disability, during the period of the Partial Disability, the Employee’s Base Compensation shall be equitably adjusted according to the time that he is able to devote to the affairs of the Company.

                (e) In addition to the foregoing, the Employee shall be entitled to receive the amounts, if any, as may be payable to him by reason of his disability under policies of insurance maintained by the Company, if any, subject to a maximum of 1.5 times of the Employee’s Base Compensation.

                (f) As used in this Agreement, the term “Total Disability” shall mean a disability such that, for physical or mental reasons, the Employee is not able to perform any of his usual duties to the Company on a full-time basis. As used in this Agreement, the term “Partial Disability” shall mean a disability, other than a Total Disability, such that for physical or mental reasons, the Employee is unable to perform all of his usual duties to the Company on a full-time basis.

7. Termination.

(a) Termination by Death. If the Employee dies during the Employment Period, the Company’s obligation to pay Compensation under this Agreement shall terminate at the date of death and the Employee’s estate shall be entitled to all arrearages of Base Compensation and expenses. In addition, the Employee’s estate (or such other designated beneficiary) shall be entitled to any amounts, if any, as may be payable to his estate or beneficiaries under policies of insurance maintained by the Company.

(b) Termination for Cause. This Agreement and the Employee’s employment with the Company may be terminated for Cause at any time. In the event this Agreement is terminated for Cause by the Company, the Employee shall be entitled to all arrearages of Base Compensation and expenses through the Date of Termination but shall not be entitled to further compensation. As used in this Agreement, and without limitation, the term “Cause” shall mean:

                (i) an act or acts of dishonesty constituting criminal acts by the Employee resulting or intended to result directly or indirectly in gain to or personal enrichment of the Employee at the Company’s expense; or employee’s conviction of, or plea of nolo contendere to, a felony,

                (ii) the commission of any crime involving fraud, embezzlement or theft by the Employee against the Company or failure to disclose such past acts;

                (iii) the Employee’s breach of a material term of this Employment Agreement

                (iv) Gross misconduct and moral turpitude

                (v) If the Company is unable to raise a minimum amount of US$200,000 within 1 year of signing this agreement

(c) Termination at the Option of the Employee. This Agreement and the Employee’s employment with the Company may be terminated at any time, at the election of the Employee, for Good Reason. In the event this Agreement is terminated for Good Reason, the Employee shall be paid during the remainder of the Employment Period (computed without giving effect to the earlier termination hereunder), his Base Compensation at the rate in effect as of the Date of Termination, and shall continue to be entitled to employee benefits as if he were still employed by the Company, until completion of such Employment Period (computed without giving effect to the earlier termination hereunder). As used in this Agreement, and without limitation, the term “Good Reason” shall mean:

                (i) the assignment to the Employee of duties inconsistent with the office of Chief Executive Officer of the Company or his then current office, the removal of the Employee from such office or substantial reduction in the nature or status of the Employee’s then current responsibilities;

                (ii) the failure by the Company to continue to provide the Employee with benefits at least as favorable as those in which the Employee was then participating;

                (iii) the Company’s breach of a material term of this Employment Agreement.

(d) Notice of Termination. Any purported termination of the Employee’s employment shall be communicated by a written notice of termination to the other party hereto which shall specify the Date of Termination (the “Notice of Termination”). Such notice shall indicate a specific termination provision in this Agreement which is relied upon, recite the facts and circumstances claimed to provide the basis for such termination and specify the Date of Termination. As used in this Agreement, the term “Date of Termination” shall mean the date specified in the Notice of Termination, which date shall not be less than forty (40) nor more than sixty (60) days from the date the Notice of Termination is given. If within thirty (30) days from the date the Notice of Termination is given, the party receiving such notice is able to and cures the alleged violation, the Employee’s employment will continue in accordance with this Agreement. If within such thirty (30) day period, the party receiving such notice notifies the other party that a dispute exists concerning such termination, the Date of Termination shall be the date on which the dispute is finally resolved. The Date of Termination shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, in the absence of bad faith, the Company will be liable for and will be obligated to continue to pay the Employee his full Base Compensation in effect as of the date of the Notice of Termination and continue the Employee as a participant in all compensation, benefit and insurance plans in which he was participating at such date, until the dispute is finally resolved. In the event the final resolution determines that the Company did not provide the Employee with “Good Reason” to terminate this Agreement, the Employee shall refund to the Company, all compensation and other benefits paid to him or in his behalf by the Company subsequent to the date of the notice given that a dispute exists.

Upon termination, and for as long thereafter as shall be reasonably necessary, the Employee agrees to cooperate fully with the Company in any investigation, negotiation, litigation or other action arising out of transactions in which the Employee was involved or of which the Employee had knowledge during his period of employment. The Employee will be reimbursed for any business expenses in the course of performing such obligations under this paragraph, upon submission of adequate receipts confirming that such expenses actually were incurred. The Company will indemnify the Employee for judgments, fines, penalties, settlement amounts and expenses (including reasonable attorneys fees and expenses) reasonably incurred in defending any actual or threatened action, lawsuit, investigation or other similar proceeding arising out of employment with the Company , provided that if the matter is a civil action, the Employee acted in good faith and in a manner Employee reasonably believed to be in, or not opposed to, the best interests of the Company and if the matter is a criminal action, the Employee had no reasonable cause to believe that Employee’s conduct was unlawful (in each case as determined under Delaware General Corporation Law).

8. Change in Control.

In the event of a Change in Control and, as a result of such Change in Control, the Employee is terminated without Cause or the Employee elects to terminate his employment for any reason as a result thereof, then the Employee shall receive the following benefits:

(a) The Company shall pay to the Employee his full Base Compensation at the rate in effect at the time of the Notice of Termination through the Date of Termination.

(b) In lieu of any further Base Compensation payments for periods subsequent to the Date of Termination, the Company shall pay to the Employee as severance pay not later than the tenth business day following the Date of Termination, a lump sum payment (the “Severance Payment”) equal to 1.5 times the average of the annual Compensation which was payable by the Company and includible in the Employee’s gross income for federal income tax purposes for the three(3) calendar years, or for the portion of such period during which the Employee was actually employed by the Company if the Employee has been employed by the Company for less than three (5) calendar years, preceding the earlier of the calendar year in which a Change in Control occurred or the calendar year of the Date of Termination (the “Base Period”). Such average shall be determined in accordance with the provisions of Section 280G(d) of the Internal Revenue Code of 1986 as amended (the “Code”). As used in this Agreement, the term “Compensation” shall mean and include every type and form of compensation includible in the Employee’s gross income in respect of his employment by the Company including compensation income recognized as a result of the exercise of stock options or sale of the stock so acquired, except to the extent otherwise provided in Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G(d) of the Code.

(c) The Severance Payment shall be reduced by the amount of any other payment or the value of any benefit received or to be received by the Employee in connection with the termination of his employment or contingent upon a Change in Control (whether payable pursuant to the terms of this Agreement, any other plan, agreement or arrangement with the Company) unless (i) the Employee shall have effectively waived his receipt or enjoyment of such payment or benefit prior to the date of payment of the Severance Payment, (ii) in the opinion of tax counsel selected by the Company such other payment or benefit does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code, or (iii) in the opinion of such tax counsel, the Severance Payment (in its full amount or as partially reduced, as the case may be) plus all other payments or benefits which constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code are reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4) of the Code, and such payments are deductible by the Company. The value of any non-cash benefit or any deferred cash payment shall be determined by the Company in accordance with the principles of Section 280G(d)(3) and (4) of the Code.

(d) Except to the extent that Congressional or Joint Committee Reports or temporary or final regulations interpreting Section 280G of the Code specify that such payments would result, under subsection (c) above, in a reduction in the Severance Payment:

                (i) The Company shall pay to the Employee, not later than the tenth business day following the Date of Termination, a lump sum amount equal to the sum of (x) any bonus compensation which has been allocated or awarded for a fiscal year preceding the Date of Termination but has not yet been paid, and (y) a pro rata portion of any bonus compensation which the Employee has earned for the fiscal year in which the Date of Termination occurs determined by multiplying the Employee’s prior years’ bonus compensation by a fraction equal to the number of full calendar months in the fiscal year prior to the Date of Termination over twelve.

                (ii) The Company shall also pay all legal fees and expenses incurred by the Employee as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

(e) If it is established pursuant to a final determination of a court or an Internal Revenue Service proceeding that, notwithstanding the good faith of the Employee and the Company in applying the terms of this Section 8, the aggregate “parachute payments” paid are in an amount that would result in any portion of such “parachute payments” not being deductible by the Company by reason of Section 280G of the Code, then the Employee shall have an obligation to pay the Company upon demand an amount equal to the sum of (i) the portion of the aggregate “parachute payments” paid that would not be deductible by reason of Section 280G of the Code and (ii) interest on the amount set forth in clause (i) of this sentence at the applicable Federal rate (as defined in Section 1274(d) of the Code) from the date of receipt of such excess until the date of such payment.

f) For this purpose, “Change of Control” of the Company is defined as: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing 50% or more of the total voting power represented by the Company’s then outstanding voting securities; or (ii) change in the composition of the Board of Directors of the Company occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of the Company as of the date hereof, or (B) are elected, or nominated for election, to the Board of Directors of the Company with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or (iii) the date of the consummation of a merger or consolidation of the Company with any other corporation that has been approved by the stockholders of the Company, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of the Company approve a plan of complete liquidation of the Company; or (iv) the date of the consummation of the sale or disposition by the Company of all or substantially all the Company’s assets.

9. Restrictive Covenants

                (i)        The Employee shall hold all secret or confidential information, knowledge or data relating to the Company or any of its affiliated companies and their respective businesses that the Employee obtains during the Employee’s employment by the Company or any of its affiliated companies and that is not public knowledge (“Confidential Information”) in strict confidence. The Employee shall not communicate, divulge or disseminate Confidential Information at any time during or after the Employee’s employment with the Company, except with the prior written consent of the Company or as otherwise required by law, regulation, legal process or as may be required in connection with the performance of his duties as Chief Financial Officer of the Company, as determined by the Employee in the exercise of his good faith judgment during his employment. If the Employee is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any Confidential Information, the Employee will use his reasonable best efforts to provide the Company, as promptly as the circumstances reasonably permit, with notice of such request or requirement and, unless a protective order or other appropriate relief is previously obtained, the Confidential Information, subject to such request, may be disclosed pursuant to and in accordance with the terms of such request or requirement, provided that the Employee shall use his best efforts to limit any such disclosure to the precise terms of such request or requirement.

(ii)        In consideration of the compensation and benefits provided hereunder, the Employee agrees, for the benefit of the Company, that he will not, during his employment and for the 18 month period thereafter, engage, directly or indirectly, whether as principal, agent, distributor, representative, consultant, Employee, partner, stockholder, limited partner or other investor (other than an investment of not more than five percent of the stock or equity of any corporation the capital stock of which is publicly traded) or otherwise, in any business which is competitive with the business now, or at any time during his employment by the Company, conducted by the Company or any of its affiliated companies. In addition, the Employee agrees, for the benefit of the Company, that he will not, during his employment and for a 18 month period thereafter, solicit away from the Company any person who was an officer or Employee of the Company or any of its affiliated companies, either for his own account or for any individual, firm or corporation, whether or not such person would commit any breach of his contract of employment by reason of leaving the service of the Company or any of its affiliated companies, without the prior written consent of the Company. Additionally, it is hereby agreed that for the 18 month period following the Date of Termination, the Employee will not directly or indirectly engage in any activity (in any capacity, including as principal, agent, Employee, partner, consultant or otherwise), including investing or in any other way obtaining an interest in, with respect to any entity, product or potential product in which during the twelve month period prior to the Date of Termination, the Company or its affiliates has to the Employee’s knowledge or understanding, considered making or is considering making an investment in or engaging in any other business relationship with respect thereto.

(iii)       The Employee covenants and agrees not to engage in any act or say anything that is intended, or may reasonably be expected, to harm the reputation, business, prospects or operations of the Company, its officers, directors, stockholders or Employees.

                During the Employment and after termination, the Employee agrees not to engage, directly or indirectly, individually or in concert with others, in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Company or its good will, products or business opportunities, or in any manner detrimental to the Company , though the Employee may give truthful and non-malicious testimony if properly subpoenaed to testify under oath. The Company agrees that neither the CEO, CFO and other senior officers of the Company, will, acting officially on Company’s behalf, directly or indirectly, individually or in concert with others, engage in any conduct or make any statement calculated or likely to have the effect of undermining, disparaging or otherwise reflecting poorly upon the Employee , or in any manner detrimental to the Employee , though each may give truthful and non-malicious testimony if properly subpoenaed to testify under oath.

                The Employee hereby agrees and consents that in addition to monetary damages, the Company shall be entitled to be granted an injunction or other forms of equitable relief by any court of competent jurisdiction to prevent violations of the above restrictive covenant.

10. Return of Information.

                Upon termination of employment, the Employee agrees to not take with him and to deliver to the Company all records, notes, data, memoranda, models, equipment, blueprints, drawings, manuals, letters, reports and all other materials of a secret or confidential nature relating to the business of the Company which are in possession or control of the Employee, including but not limited to information stored electronically on computer hard drives or disks.

        11. Jurisdiction:

Employee hereby expressly consent to the personal jurisdiction of the state and federal courts located in New York for any action or proceeding arising from or relating to this agreement. .

                Upon your commencement of employment with the Company, you will be offered an indemnification agreement comparable in form and substance to indemnification agreements entered into by and between the Company and its executive officers.

                This Agreement represent the entire agreement and understanding between you and the Company concerning your employment relationship with the Company, and supersede in their entirety any and all prior agreements and understandings concerning your employment relationship with the Company, whether written or oral.

                Employee acknowledges that he had the opportunity to discuss this matter with and obtain advice from his private attorney, had sufficient time to, and had carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

12. General Provisions.

(a)
This Agreement contains the entire agreement between the Parties with respect to the subject matter hereof, and there are no other representations, warranties, conditions or agreements relating to the subject matter of this Agreement.

(b)	The waiver by any party of any breach or default of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

(c)
This Agreement may not be changed orally but only by an Agreement in writing duly executed on behalf of the party against which enforcement of any waiver, change, modification, consent or discharge is sought.

(d)	This Agreement shall be binding upon and be enforceable against the Company and its successors and assigns. Insofar as the Employee is concerned, this Agreement is personal and cannot be assigned.

(e)	This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(f)	This Agreement shall be construed pursuant to and in accordance with the laws of the State of California.

(g)
If any term or provision of this Agreement is held or deemed to be invalid or unenforceable, in whole or in part, by a court of competent jurisdiction, this Agreement shall be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement.

(h)
Prior to seeking legal recourse, both parties agree to refer to the Board of Directors of the Company regarding any dispute, grievance or controversy arising under or in connection with this Agreement. Both parties may pursue available legal options if the dispute is not satisfactorily resolved within 30 days from the date of referral to the Board.

(i)	Any consent of the Company required under this Agreement shall not be unreasonably withheld or delayed.

IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.

 COMPANY:

Zuma360 Software Inc .

 By

 s/
Srini Vasan
President & CEO

Howard Messer